Exhibit 99.1

COMPANY CONTACTS: Spectranetics Corporation Guy Childs, Chief Financial Officer (719) 633-8333	INVESTOR CONTACTS: Lippert/Heilshorn & Associates, Inc. Don Markley or Bruce Voss (310) 691-7100 dmarkley@lhai.com
FOR IMMEDIATE RELEASE
SPECTRANETICS REPORTS THIRD QUARTER REVENUE UP 7% TO $28.8 MILLION
Profitability Achieved, Excluding Special Items
Conference Call Begins at 11:00 a.m. Eastern Time Today
COLORADO SPRINGS, Colo. (October 28, 2009) — Spectranetics Corporation (Nasdaq: SPNC) today reported financial results for the quarter and nine months ended September 30, 2009.
Revenue for the third quarter of 2009 was $28.8 million, up 7% compared with revenue of $26.8 million for the third quarter of 2008.
The pre-tax loss for the third quarter of 2009 was $2,492,000, compared with pre-tax income of $615,000 for the third quarter of 2008. The pre-tax loss during the third quarter of 2009 includes $3,133,000 of special items, consisting of $602,000 of costs associated with the federal investigation; $1,090,000 of costs associated with previously announced ongoing litigation, which is unrelated to the federal investigation; $1,075,000 relating to the discontinuation of the marketing and sales of the Safe-Cross® product line; and $366,000 of employee termination and lease abandonment costs. Pre-tax income during the third quarter of 2008 included $422,000 of costs associated with the federal investigation. Excluding these special items in both periods, adjusted pre-tax income was $641,000 in the third quarter of 2009, compared with adjusted pre-tax income of $1,037,000 in the third quarter of 2008. A further description of these special items and a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP is provided immediately following the financial tables under Reconciliation of Non-GAAP Financial Measures.
“Several important milestones were reached this quarter that reflect our focus on positioning the Company for continued revenue growth and careful management of our cost structure. We received 510k clearance and initiated a limited market release for our Turbo-Tandem™ device. We also filed a 510k application with the FDA for the treatment of in-stent restenosis in leg arteries. During the quarter, we completed a restructuring of the Company’s organization that we expect to result in annual savings of approximately $1.7 million,” said Emile J. Geisenheimer, Chairman, President and Chief Executive Officer. “Further, we achieved $28.8 million of revenue in the third quarter, which is historically our weakest quarter of the year. Of particular note is the 29% revenue growth in our lead management business and the achievement of an adjusted pre-tax profit for the first time this year.”

Third Quarter Revenue Review
Vascular intervention revenue rose 7% to $15.4 million, lead management revenue increased 29% to $9.8 million, laser equipment revenue declined 43% to $1.4 million, and service and other revenue declined 6% to $2.2 million, all compared with the third quarter of 2008. Vascular intervention sales include three product lines — atherectomy, which decreased 3%, crossing solutions, which increased 23%, and thrombectomy, which increased 26%, all compared with the third quarter of 2008.
On a geographic basis, revenue in the United States was $24.5 million during the quarter ended September 30, 2009, an increase of 6% from the prior year third quarter. International revenue totaled $4.3 million, an increase of 18% from the third quarter of last year.
Reflecting the Company’s emphasis on sales to existing accounts, laser placements to new customers were anticipated to decline compared with prior year levels. During the quarter ended September 30, 2009, the Company placed 30 laser systems with new customers compared with 38 placements during the third quarter of last year. Of those new laser placements, 17 laser systems were transfers from the existing installed base during the third quarter of 2009, compared with 13 transfers during the third quarter of 2008. As of September 30, 2009 the worldwide installed base of laser systems totaled 889 (693 in the United States).
Year-to-Date Financial Results
Revenue for the first nine months of 2009 rose 10% to $85.2 million, from $77.4 million for the first nine months of 2008.
Year-to-date 2009 vascular intervention revenue was $46.7 million, up 9% compared with $43.0 million in the first nine months of 2008; and year-to-date lead management revenue was $26.8 million, up 25% compared with $21.4 million the first nine months of 2008. Laser equipment revenue declined 24% to $4.8 million, from $6.3 million in the comparable period of 2008. Service and other revenue for the first nine months of 2009 was $6.9 million, up 2% compared with $6.7 million for the comparable period in 2008.
On a geographic basis, revenue in the United States was $72.6 million during the nine months ended September 30, 2009, an increase of 8% from the comparable period last year. International revenue totaled $12.6 million, an increase of 28% from last year.
The pre-tax loss for the first nine months of 2009 was $7,733,000, compared with a pre-tax loss of $3,526,000 in the first nine months of 2008. The pre-tax loss during the nine months ended September 30, 2009 includes $5,658,000 of special items, consisting of $2,957,000 of costs associated with the federal investigation; $1,090,000 of costs associated with previously announced ongoing litigation, which is unrelated to the federal investigation; $1,075,000 relating to the discontinuation of the marketing and sales of the Safe-Cross® product line; and $536,000 of employee termination and lease abandonment costs. Pre-tax loss during the nine months ended September 30, 2008 included $4,271,000 of special items, consisting of $3,849,000 of in-process research and development costs and $422,000 of costs associated with the federal investigation. Excluding these special items in both periods, adjusted pre-tax loss was $2,075,000 in the first nine months of 2009, compared with adjusted pre-tax income of $745,000 in the first nine months of 2008. A further description of these special items and a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP is provided immediately following the financial tables under Reconciliation of Non-GAAP Financial Measures.

Cash, cash equivalents and current investment securities totaled $18.3 million at September 30, 2009, compared with $15.6 million at June 30, 2009 and $20.5 million at December 31, 2008.
2009 Outlook
The Company continues to expect revenue growth during 2009 in both the vascular intervention and lead management business units.
Vascular intervention revenue is anticipated to increase approximately 8% to 9% in 2009 as compared with 2008. Lead management revenue growth in 2009 as compared with 2008 is anticipated to approximate 27% to 28%.
Gross margin is expected to be approximately 71% in 2009.
While management expects to incur a pre-tax loss for 2009, a pre-tax profit is anticipated in the second half of 2009 after adjusting for the special items discussed under Reconciliation of Non-GAAP Financial Measures immediately following the financial tables.
Conference Call
Management will host an investment-community conference call today beginning at 9:00 a.m. Mountain time, 11:00 a.m. Eastern time, to discuss these results. Individuals interested in listening to the conference call should dial (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. The live conference call will also be available via the Internet on the investor relations section of www.spectranetics.com. A slide presentation will accompany the webcast.
A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 36171056. The web site replay will be available for 14 days following the completion of the call.
About Spectranetics
Spectranetics manufactures and markets the only Excimer Laser System approved in the United States, Canada, Europe and Japan for use in minimally invasive interventional procedures within the cardiovascular system. Nearly 900 Spectranetics laser systems are used in hospitals worldwide.
The Company’s Vascular Intervention (VI) products include a range of peripheral and cardiac laser catheters for ablation of occluded arteries above and below the knee and within coronary arteries. The Company also markets aspiration catheters for the removal of thrombus and support catheters to facilitate crossing of coronary and peripheral arterial blockages.
The Lead Management (LM) product line includes excimer laser sheaths and cardiac lead management accessories for the removal of pacemaker and defibrillator cardiac leads.
For more information, visit www.spectranetics.com.
Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include adverse results of the FDA and Immigration and Customs Enforcement investigation, adverse results of the securities litigation or the stockholder derivative litigation in which the Company or any of its officers or directors is a party, insufficient insurance coverage or the denial of insurance coverage related to legal costs or any settlement or judgment in connection with those proceedings, continued or worsening adverse conditions in the general domestic and global economic markets and continued volatility and disruption of the credit markets, which, among other things, affects the ability of hospitals and other health care systems to obtain credit and may impede our access to capital and has rendered our investments in auction rate securities illiquid, market acceptance of excimer laser atherectomy technology, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, adverse outcome of FDA inspections, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with the Company’s relocation and consolidation of its manufacturing operations, and price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.
Use of Non-GAAP Financial Measures
To supplement the Company’s consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), Spectranetics uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most directly comparable U.S. GAAP measures for the respective periods, and an explanation of the Company’s use of these non-GAAP measures, can be found in Reconciliation of Non-GAAP Financial Measures immediately following the financial tables. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.
-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000’s, except per share data and percentages)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenue	$28,841	$26,836	$85,176	$77,365
Cost of revenue	7,951	7,617	24,497	21,820

Gross profit	20,890	19,219	60,679	55,545
Gross margin %	72%	72%	71%	72%
Operating expenses:
Selling, general and administrative	16,706	15,135	52,089	46,126
Research, development and other technology	3,637	3,346	10,973	10,046
In-process research & development	—	—	—	3,849
Federal investigation costs	602	422	2,957	422
Provision for costs related to litigation	1,090	—	1,090	—
Discontinuation costs— Safe-Cross product line	1,075	—	1,075	—
Employee termination and lease abandonment costs	366	—	536	—

Total operating expenses	23,476	18,903	68,720	60,443

Operating income (loss)	(2,586)	316	(8,041)	(4,898)
Other income, net	94	299	308	1,372

Loss before taxes	(2,492)	615	(7,733)	(3,526)
Income tax (expense) benefit	—	(432)	102	663

Net income (loss)	$(2,492)	$183	$(7,631)	$(2,863)

Loss per common and common equivalent share
Basic	$(0.08)	$0.01	$(0.24)	$(0.09)

Diluted	$(0.08)	$0.01	$(0.24)	$(0.09)

Weighted average shares outstanding
Basic	32,663	31,970	32,345	31,765

Diluted	32,663	33,742	32,345	31,765

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000’s)

	September 30,	December 31,
	2009	2008
	(Unaudited)
Assets
Current assets
Cash, cash equivalents and investment securities	$18,298	$20,478
Restricted cash	717	1,350
Accounts receivable, net	15,752	15,555
Inventories	9,259	8,053
Deferred tax asset, current	1,242	888
Other current assets	2,478	2,034

Total current assets	47,746	48,358
Property, plant and equipment, net	32,161	32,345
Investment securities, non-current	15,020	15,570
Deferred tax asset, non-current	5,410	5,597
Goodwill	5,569	4,292
Other assets	722	934

Total assets	$106,628	$107,096

Liabilities and stockholders’ equity
Current liabilities	$18,246	$15,690
Non-current liabilities	587	422
Stockholders’ equity	87,795	90,984

Total liabilities and stockholders’ equity	$106,628	$107,096

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)

	2008		2009
Financial Summary	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr
(000’s, except laser sales and installed base amounts)
Laser revenue:
Equipment sales	$1,408	$1,273	$352	$843	$150
Rental fees	1,015	1,074	1,108	1,105	1,231

Total laser revenue	2,423	2,347	1,460	1,948	1,381

Disposable products revenue:
Vascular intervention revenue	14,433	14,421	15,290	16,017	15,429
Lead management revenue	7,652	7,538	8,173	8,773	9,839

Total disposable products revenue	22,085	21,959	23,463	24,790	25,268

Service and other revenue	2,328	2,339	2,380	2,294	2,192

Total revenue	26,836	26,645	27,303	29,032	28,841

Non-GAAP adjusted pre-tax income (loss) excluding special items (1)	1,037	893	(1,526)	(1,190)	641
Pre-tax income (loss)	615	(1,135)	(2,899)	(2,342)	(2,492)

Cash flow generated by (used in) operating activities	2,742	(4,556)	(1,997)	(1,132)	2,219
Total cash and investment securities-current	26,815	20,478	18,403	15,623	18,298
Laser sales summary:
Laser sales from inventory	10	7	2	4	1
Laser sales from evaluation/rental units	1	1	0	1	1

Total laser sales	11	8	2	5	2

(1)	Non-GAAP adjusted pre-tax income (loss) excluding special items is a non-GAAP financial measure. Please refer to the non-GAAP reconciliation tables following this table.
Worldwide Installed Base Summary:

Laser sales from inventory	10	7	2	4	1
Rental placements	23	20	22	21	25
Evaluation placements	5	8	10	5	4

Laser placements during quarter	38	35	34	30	30
Buy-backs/returns during quarter	(13)	(10)	(17)	(21)	(17)

Net laser placements during quarter	25	25	17	9	13
Total lasers placed at end of quarter	825	850	867	876	889

Reconciliation of Non-GAAP Financial Measures
To supplement the Company’s condensed consolidated financial statements prepared in accordance with GAAP, Spectranetics uses certain non-GAAP financial measures in this release. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures for the respective periods can be found in the tables below. An explanation of the manner in which the Company’s management uses these non-GAAP measures to conduct and evaluate its business and the reasons why management believes that these non-GAAP measures provide useful information to investors is provided following the reconciliation tables.
THE SPECTRANETICS CORPORATION
Reconciliation of Pre-Tax Income (Loss) to Non-GAAP Adjusted Pre-Tax Income (Loss)
(000’s)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Pre-tax income (loss), as reported[1]	$(2,492)	$615	$(7,733)	$(3,526)
Purchased in-process research and development[2]	—	—	—	3,849
Federal investigation costs[3]	602	422	2,957	422
Provision for costs related to litigation[4]	1,090	—	1,090	—
Discontinuation costs—Safe-Cross product line[5]	1,075	—	1,075	—
Employee termination and lease abandonment costs[6]	366	—	536	—

Non-GAAP adjusted pre-tax income (loss)	$641	$1,037	$(2,075)	$745

[1]
Given the Company’s significant historical net operating losses that are available to offset future taxable income, any income tax expense or benefit is a non-cash item. As a result, management believes that pre-tax income or loss is the most appropriate measure of its operating performance.

[2]
In May 2008, Spectranetics acquired the endovascular product lines of Kensey Nash Corporation. At the date of acquisition, the Company recorded a charge of $3.8 million to expense, representing purchased IPR&D related to a development project that had not yet reached technological feasibility and had, in management’s opinion, no alternative future use.

[3]
As previously disclosed in filings with the SEC, on September 4, 2008, the Company was jointly served by the FDA and U.S. Immigration and Customs Enforcement with a search warrant issued by the United States District Court, District of Colorado. The Company has incurred significant legal and other expenses in this matter. These amounts represent significant charges beginning in the third quarter of 2008.

[4]	The amounts recorded represent a provision for costs related to previously disclosed ongoing litigation, which is unrelated to the federal investigation.

[5]
In the third quarter of 2009, the Company discontinued the marketing and sales of the Safe-Cross product line, which was acquired from Kensey Nash Corporation in May 2008. The $1.1 million one-time charge includes a patent impairment charge, impairment of long-lived assets, inventory write-offs and an amount in consideration of remaining contractual obligations to Kensey Nash Corporation primarily related to inventory purchases.

[6]
In the second and third quarters of 2009, the Company eliminated certain positions in order to streamline operations. As a result, the Company recorded severance obligations totaling $240,000 and $410,000 for the three and nine months ended September 30, 2009, respectively. In addition, the Company recorded a charge for remaining lease obligations in the amount of $126,000 for a portion of a leased facility that is no longer being utilized.

THE SPECTRANETICS CORPORATION
Reconciliation of Net Income (Loss) to Non-GAAP Adjusted Net Income (Loss) and
Net Income (Loss) per Share to Non-GAAP Adjusted Net Income (Loss) per Share
(000’s, except per share data)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2009		2008		2009		2008
		Impact		Impact		Impact		Impact
	Net	per		per		per		per
	(loss)	diluted	Net	diluted	Net	diluted	Net	diluted
	income	share*	Income	share*	loss	share*	loss	share*
Net income (loss), as reported	$(2,492)	$(0.08)	$183	$0.01	$(7,631)	$(0.24)	$(2,863)	$(0.09)
Purchased in-process research and development, net of tax	—	—	—	—	—	—	2,386	0.08
Federal investigation costs, net of tax	602	0.02	262	0.01	2,957	0.09	262	0.01
Provision for costs related to litigation	1,090	0.03	—	—	1,090	0.03	—	—
Discontinuation costs — Safe-Cross product line	1,075	0.03	—	—	1,075	0.03	—	—
Employee termination and lease abandonment costs	366	0.01	—	—	536	0.02	—	—

Non-GAAP adjusted net income (loss)	$641	$0.02	$445	$0.01	$(1,973)	$(0.06)	$(215)	$(0.01)

*	Per share amounts may not add due to rounding.
The following table shows associated income tax benefit on special items that were excluded from net income to arrive at non-GAAP adjusted net income. In 2009, the Company did not record an income tax benefit for any of these special items. For 2008, amounts are tax effected at the Company’s marginal tax rate of 38%.
Reconciliation of Net Income (Loss) to Non-GAAP Adjusted Net Income (Loss) —
Tax effect of reconciling items
(000’s) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Purchased in-process research and development	$—	$—	$—	$3,849
Income tax benefit	—	—	—	(1,463)

Purchased in-process research and development, net of tax	—	—	—	2,386

Federal investigation costs	602	422	2,957	422
Income tax benefit	—	(160)	—	(160)

Federal investigation costs, net of tax	$602	$262	$2,957	$262

Spectranetics uses the non-GAAP financial measures described above as supplemental measures of performance and believes these measures facilitate operating performance comparisons from period to period and company to company by factoring out potential differences caused by unusual or infrequent charges not related to the Company’s regular, ongoing business. The Company’s management uses the non-GAAP financial measures used in this release to analyze the underlying trends in the Company’s business, assess the performance of the Company’s core operations, establish operational goals and forecasts that are used in allocating resources and evaluate the Company’s performance period over period and in relation to its competitors’ operating results.
Spectranetics believes that presenting the non-GAAP financial measures used in this release provides investors greater transparency to the information used by management for its financial and operational decision-making and allows investors to see the Company’s results “through the eyes” of management. Spectranetics also believes that providing this information better enables the Company’s investors to understand the Company’s operating performance and evaluate the methodology used by management to evaluate and measure such performance. The Company’s management believes that non-GAAP financial measures are useful to investors to evaluate the Company’s performance period over period and in relation to its competitors’ operating results.
Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP. Some of the limitations associated with the Company’s use of these non-GAAP financial measures are:
•	Items such as purchased IPR&D reflect economic costs to the Company which are not reflected in non-GAAP adjusted net income and non-GAAP adjusted net income per share.

•
Items such as the federal investigation costs, provision for costs related to litigation, and employee termination and lease abandonment costs that are excluded from non-GAAP net income and non-GAAP net income per share can have a material impact on cash flows and GAAP net income and net income per share.

•
Intangible asset impairment charges and inventory write-offs related to the Safe-Cross discontinuation represent a reduction in value of intangible and tangible assets. The expense associated with this reduction in value is not included in the Company’s non-GAAP net income or non-GAAP net income per share.

•
Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than Spectranetics, limiting the usefulness of those measures for comparative purposes.

•	The Company’s management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures Spectranetics uses.
Spectranetics compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only as a supplement to its GAAP results. Spectranetics provides detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. Spectranetics encourages investors to review these reconciliations.
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